 Sunshine Bancorp, Inc.

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Andrew Samuel

813.752.6193

SUNSHINE BANCORP, INC. APPOINTS WILLIAM E. POMMERENING
TO BOARD OF DIRECTORS

Company Release – November 24, 2014

PLANT CITY, FL – Andrew Samuel, president, chief executive officer, and director of Sunshine Bancorp, Inc. (NASDAQ: SBCP) and Sunshine State Bank, is pleased to announce the appointment of William E. Pommerening to the Board of Directors.

“We welcome William to the Board of Directors and look forward to working with him to strengthen our franchise and build shareholder value,” said Ray Rollyson, chairman of the board.  “The Sunshine Bancorp, Inc. Board has a solid foundation in place and the skillsets, experience, and perspective that William brings is a perfect complement to our existing Board members.”

Mr. Pommerening is the chief executive officer and managing director of RP Financial, LC. He has provided consulting, valuation, merger and acquisition advisory and planning services to the financial services industry since 1993. Under Mr. Pommerening’s leadership, RP Financial has become a national leader in providing valuations for stock offerings, mergers and acquisitions, and all types of financial assets and liabilities for financial services companies and their subsidiaries.  In addition to his banking work, Mr. Pommerening is engaged with several smaller technology oriented companies as investor and director.

“I have known William for many years and worked with him closely during our time together at Graystone Bank where he was a founding shareholder and director, and cannot think of a better addition to our Board,” said Andrew Samuel. “We will benefit greatly from having access to William’s expertise and I am delighted to be working with him again in this capacity.”

Married 26 years, with three children, Mr. Pommerening is an active community member.  He has served on an advisory board for the College of William and Mary, and has been Treasurer and is currently an Elder at Trinity Presbyterian Church in Arlington, Virginia.

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About Sunshine Bancorp, Inc.

Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine State Bank.  First organized in 1954 under the name First Federal Savings and Loan Association of Plant City, in 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine State Bank was adopted.  Operations are conducted from the main office in Plant City, Florida. The Company provides financial services to individuals, families and businesses primarily located in Hillsborough County and Pasco County, Florida.  For further information, visit the Company website www.sunshinestatefederal.com.  Member FDIC, Equal Housing Lender.

Safe Harbor for Forward-Looking Statements

The Press Release contains forward-looking statements.  Any statements about the Company’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  The statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties.  The Company’s actual results could differ materially from those expressed in or contemplated by such forward-looking statements as a result of a variety of factors, including the factors that are more fully described in the Company’s filings with the Securities and Exchange Commission.  You are cautioned not to place undue reliance on such statements.  Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.